EXHIBIT 99.1

                                                                         JAVELIN

FOR IMMEDIATE RELEASE

                 INTRAC CHANGES NAME TO JAVELIN PHARMACEUTICALS

New York, NY, September 7, 2005 - Today at its annual meeting of shareholders, INTRAC, INC. (OTC BB: ITRD) changed its name to Javelin Pharmaceuticals, Inc. as part of a reincorporation in the State of Delaware. Javelin common stock will trade under the symbol JVPH on the OTC Bulletin Board. The shareholders also elected the management slate of directors and ratified the Omnibus Stock Incentive Plan.

This renaming reflects the array of pain management opportunities that the Company plans to pursue as it expands beyond its present boundaries. The new name took effect after receiving shareholder approval and completing regulatory filings. Intrac's wholly owned subsidiary, Innovative Drug Delivery Systems, Inc., is now a wholly owned subsidiary of Javelin.

"This important strategic step reflects where we have come as a company since our inception in 1998 as well as our dedication to advancing targeted pain management," said Dr. Dan Carr, Chief Executive Officer of Javelin. "We have a very promising pipeline of pain relief products that rely upon well known compounds with proven safety and efficacy. By the close of 2005 we expect to file a marketing authorization application (MAA) for Dyloject(TM), an injectable form of diclofenac. Our Rylomine(TM) (intranasal morphine), and PMI-150 (intranasal ketamine) product candidates likewise target acute moderate-to-severe pain, including post-operative pain, orthopedic injury pain, trauma pain and burn pain."

Upon the reincorporation, each outstanding share of Intrac common stock was automatically exchanged for one share of Javelin common stock. Javelin's stock transfer agent will be sending a Letter of Transmittal to all record holders to enable them to exchange their Intrac stock certificates for Javelin stock certificates.

ABOUT JAVELIN PHARMACEUTICALS

Javelin Pharmaceuticals is a specialty pharmaceutical company, applying innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information please visit the website, www.javelinpharmaceuticals.com or www.idds.com.

                                       ***

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference


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include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.

INVESTOR CONTACT:                              MEDIA CONTACT:
The Investor Relations Group                   The Investor Relations Group
Christie Mazurek / Ross D'Eredita              Janet Vasquez
(212) 825-3210                                 (212) 825-3210


Javelin Pharmaceuticals, Inc.
June Gregg
(212) 554-4550



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